UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Act of 1934

FRIENDLY ENERGY EXPLORATION
(Exact name of Company as specified in its charter)

Nevada	91-1832462
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

502 North Division Street, Carson City, Nevada 89703
(Address of principal executive offices)     (Zip Code)

(702) 953-0411
(Company's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.001
(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

This following information includes certain forward-looking statements of management of the company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as "may", "shall", "will", "could", "expect", "estimate", "anticipate", "predict", "probable", "possible", "should", "continue", or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements included in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

We originally filed a registration statement on Form 10-SB with the Securities and Exchange Commission (the “Commission” or the “SEC”) on August 31, 2000. Our registration statement became automatically effective sixty (60) days from the date of first filing, and we became a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon its effectiveness. Once this registration statement became effective under the Exchange Act, we became obligated to file periodic reports under the Exchange Act.

The Company is filing this Form10 because the “no-comment” stage was not reached due to a major change in the market for the Company’s services shortly after filing the Form 10-SB. This is explained further in the 7th paragraph below under Item 1: Business – Background.

ITEM 1. BUSINESS

Background

Friendly Energy Exploration is a Nevada corporation which was incorporated on January 7, 1993 as Eco-Systems Marketing Corporation. It was originally formed for the purpose of marketing ecologically sound products.

On January 2, 1996, Granite Development Company (named BioTherapeutics Corporation at the time), a public Company, purchased all of the shares of the Company. On July 17, 1996, Douglas Trust purchased 95% of the shares of the Company from Granite Development Corporation.

On April 21, 1997, the Company changed its name to Rama Financial Corporation and changed its purpose to the development of certain mineral deposits. Subsequently, on June 24, 1997, Granite Development Corporation distributed all of its remaining shares of the Company to its shareholders in a spin out distribution.

On April 12, 1999, the Company changed its name to Friendly Energy Corporation. It changed its primary purpose to selling electric power and related services to businesses and industry in the newly deregulated electrical energy markets, starting with California.

On December 27, 1999, the Company filed an Information and Disclosure Statement with the National Association of Securities Dealers, Inc. ("NASD") pursuant to Rule 15c2-11 to become a publicly traded non-reporting Company on the OTC Bulletin Board. On June 26, 2000, the Company was notified by the NASD that its shares were qualified for trading on a non-quoted basis on the "electronic pink sheets," where the Company's common stock was traded under the symbol "FDEG". Since the Company’s securities had not been previously quoted on the OTC Bulletin Board, the Company's securities were not eligible for trading on the OTC Bulletin Board until its Form 10 Registration Statement cleared comments with the Securities and Exchange Commission (S.E.C.), and the Company remained current in its reporting requirements.

The Company qualified as an “electric service provider” with San Diego Gas & Electric on January 10, 2000, Southern California Edison on May 15, 2000 and Pacific Gas & Electric on May 18, 2000.

A Form 10-SB was filed August 31, 2000. Comments were received from the S.E.C. by the Company on October 3, 2000. Responses were being prepared but were never filed because the viability of alternative electric service providers in the State of California deteriorated substantially beginning in late 2000. There was a severe energy crisis with rolling blackouts in California. By September 2001, the California Public Utilities Commission suspended customer choice, called "direct access," pursuant to legislation passed in early 2001. Independent Electric Service Providers such as Friendly Energy Corporation were effectively put out of business. The company changed its purpose to selling cogeneration units and then became inactive for several years.

On September 19, 2000, the Company acquired Friendly Energy Services, Inc., a Nevada corporation for Company stock. Friendly Energy Services was in the business of marketing Friendly Energy Corporation “electric service provider” services.

In February 2005, the Company changed its purpose to pursuing oil and gas development opportunities. It was a major participant in one commercial oil well and one dry hole in 2006. It also purchased a lease and began development of an oil well prospect in 2006. It participated in the development of another oil well prospect in 2007. These oil and gas activities are discussed further below under Oil and Gas Properties.

On March 3, 2998, the Company changed its name to Friendly Energy Exploration. Also, it changed its trading symbol to “FERG”.

The Company is a development stage company as defined in Statement 7 of the Financial Accounting Standards Board.

Business

Friendly Energy Exploration is in the business of natural resource exploration, including identifying potential oil and gas prospects and participating in their development. The primary focus is on shallow wells in overlooked areas of established oil and gas fields. This approach should reduce any potential risks. Also, the Company is focusing on participation agreements and joint ventures with a 25 to 50% working interest. This will further reduce potential risks. To date it has looked at prospects in Texas, Oklahoma and Iowa. It is working with a geologist, geophysicist, and two oil and gas operators.

On July 20, 2006, the Company commenced drilling the North Asher No. 1 Prospect, in which the Company holds a 50% working interest. On October 3, 2006, the North Asher No. 1 well was completed. While the well is commercial, production has been marginal. On November 17, 2006, the Company commenced drilling the Peach Tree Prospect in which it holds a 25% working interest. On November 27, 2006, the driller declared the Peach Tree well to be non-commercial. On May 12, 2008, the Company commenced drilling the Forrest City Basin Prospect in which it holds a 42.5% working interest. On May 20, 2008, the well reached depth and logs showed a substantial commercial natural gas zone. No decision has been made on completing the well until the feasibility of a gas collection system is determined.

In addition the Company hold interests in two oil field prospects in Central Oklahoma, the West Peach Tree Prospect and the Asher #2 Prospect. Seismic and other development work was done in 2006 and 2007. No decision has been made on drilling either prospect.

Oil and Gas Properties – Central Oklahoma

Central Oklahoma has many shallow to intermediate (3000' to 6000') oil wells. The Ordovician Simpson Group sandstones; Viola and Hunton carbonates are among the most prolific among the reservoirs in this area of Oklahoma which includes Pottawatomie, Garvin, McClain, Oklahoma, Cleveland, and Seminole counties. This area is characterized by broad low relief anticlines and domes that are interrupted by occasional vertical faults. Hydrocarbon traps are predominantly structural in nature for pre-Pennsylvanian objectives. In Central Oklahoma, Friendly Energy Exploration owns a 50% working interest in the Asher #1 well, as mentioned above, which is producing 2 to 3 barrels of oil per day. The company owns a lease and has begun development of the West Peach Prospect. This would be a 5,400 foot deep well. If the geophysicist and operator each purchase a 10% working interest, as expected, then the Company will own an 80% working interest in the well. The prospect is a development/exploratory prospect and is located on the western edge of the giant St. Louis Oil Field. The St. Louis Field has produced over 300 million barrels of oil and 26 billion cubic-feet of gas. The prospect is in an old, established field. Based on an analysis of over 2,000 miles of seismic tests in the area, our geophysicist has found an undrilled and untested “attic” or structural trap. There are four reservoirs at different depths which have produced in the area. Our geophysicist believes this prospect is low risk and estimates reserves of 300,000 BOPW. In addition, the Company may participate in an offset well to the Asher #1 well, known as the Asher #2 Prospect. This prospect is on the other side of a fault from the Asher #1 well; the geophysicist believes that it would produce substantially more than the Asher #1 well.

Oil and Gas Properties – Southern Iowa

The large Forrest City Basin is in southern Iowa. A geological study indicates that there is a possibility of a major Silurina/Hutton oil trap in this area. It has similarities to other oil fields, including the Greensburg Pool in the Illinois Basin. Friendly Energy Exploration owns a 42.5% working interest in a test well drilled in May 2008. There was a substantial amount of oil; however, the oil is mixed with water. There was also a substantial amount of natural gas in a different zone. A decision has not been made on completing the well. The Company has the right to participate in drilling additional wells in the area.

Principal Products and Services

The principal products and services of the Company are oil and gas produced from successful wells in which the Company participates. There is a ready market for crude oil and natural gas. Crude oil is collected in tanks near the well-head, and tanker trucks transport the oil to refineries or oil pipelines. Natural gas is collected by gas lines run from the well-head to the nearest existing natural gas lines.

Competition

The oil and gas exploration and production industry is highly competitive. The Company expects to encounter competition from other oil and gas companies in all areas of its operations, including acquisition of leases.

Competitors include major integrated oil and natural gas companies, natural gas pipeline companies, numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of the Company's competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company has and which, in many instances, have been engaged in the energy and/or natural resource production and development business for a much longer time than the Company. These companies may be able to offer more attractive rates for natural gas gathering commitments and to pay more for productive oil and natural gas properties and exploratory prospects than the Company's financial or human resources would permit. The Company's ability to acquire additional properties, discover reserves and attract experienced joint venture partners in the future will be dependent on its ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, joint venture partners may not be available to the Company on terms or at prices which the Company can afford.

The Company will be focusing on smaller projects generally involving shallow wells in overlooked areas of established oil and gas fields. This will substantially reduce competition and will likely eliminate any completion from major oil and natural gas exploration companies.

Dependencies

The Company is not dependent on the availability of raw materials. However, it is dependent on the availability of drilling and completion rigs and crews for which there is increasing demand due to recent oil and gas price increases. There is a large market for oil and gas, so the Company is not dependent on one or a few major customers.

Patents, Trademarks, and Licenses

The Company has not applied for any patents or trademarks and does not intend to do so in the foreseeable future.

Government Approval and Regulations

The Company's operations are and will be affected by extensive regulation by various federal, state and local laws and regulations relating to the exploration and possible development, production, gathering and marketing of oil and gas. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The Company anticipates the main federal, state and local laws, rules and regulations which will apply to its planned exploration and operation activities will be mainly environmental and regulatory relating to oil spills, contamination of aquifers and streams, use of hazardous materials, trash accumulation and disposal and surface damage. The Company does not plan to be an “operator” with full responsibility for drilling, completion and operation of oil and gas wells. Rather, the Company has and will enter into participation agreements or joint ventures in which government approvals and compliance with government regulations will be the contractual responsibility of another party or parties.

Compliance with Environmental Laws

Operations of the Company are also subject to numerous environmental laws, including, but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require the Company to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liability rendering entities liable for environmental damage without regard to negligence or fault. From time-to-time the Company may have to agree to indemnify sellers of producing properties, from whom the Company has acquired reserves, against certain liabilities for environmental claims associated with such properties. There can be no assurance that new laws or regulations, or modifications of or new interpretations of existing laws and regulations, will not increase substantially the cost of compliance or otherwise adversely affect the Company's operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by or from the Company. While the Company does not anticipate incurring material costs in connection with environmental compliance and remediation, it cannot guarantee that material costs will not be incurred. The Company estimates that any costs of complying with environmental laws, rules and regulations will mainly be associated with short delays and minimal costs in time and labor. Some of the most significant environmental regulations which will affect the Company's proposed operations will be avoiding archeological sites, avoiding damage to grasslands and avoiding oil spills.

Employees

At the present the Company has no employees other than its officers and directors. Consultants and specialized professional support in the legal, financial, and geological areas are retained on a part-time, as needed, basis.

Reports to Security Holders

The Company is a reporting company to the S.E.C. and is required to file Form 10K, Form 10Q, Form 8K and other forms as required. The Company is not required to deliver an annual report to security holders and does not intend to voluntarily send an annual report, including audited financial statements. All reports filed by the Company with the S.E.C. are filed electronically using the EDGAR system. The S.E.C. maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically at http://www.sec. gov. Also, filings may be accessed through http://finance.yahoo.com and http://moneycentral.msn.com/home.asp. The Friendly Energy Exploration trading symbol is FEGR. The Company’s Internet address is www.friendlyenergy.biz

Also, the public may read and copy any materials that the Company files at the S.E.C. Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

ITEM 1A. RISK FACTORS

As a smaller reporting company we are not required to provide a statement of risk factors. However, we believe this information may be valuable to our shareholders for this filing. We reserve the right to not provide risk factors in our future filings. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Our primary risk factors and other considerations include:

Accumulated Losses

To date the Company's operations have not generated operating cash flows to provide working capital for the Company's ongoing overhead, the funding of its lease acquisitions and the exploration and development of these properties. Without adequate financing, the Company may not be able to successfully develop any prospects that it acquires or achieve profitability from its operations in the near future or at all. As of March 31, 2008, the Company has an accumulated deficit of $$4,285,274.

Oil and Gas Exploration Risks

Oil and gas exploration involves a high degree of risk and there is no assurance that expenditures made by the Company on prospective oil and gas properties will result in any discoveries of any natural resource in any commercial quantities. The Company is and will be entering into participation and joint venture agreements with experienced oil and gas operators to explore and, if warranted, drill exploratory wells on its properties. Exploratory wells have a much greater dry hole risk than do wells which are drilled offsetting established production. The Company also plans to drill offsetting wells. The marketability of any oil and gas which may be acquired or discovered will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations, the proximity and capacity of oil and gas pipelines and processing equipment, supply and demand for petroleum and petroleum products, rig availability and government regulation, including regulations relating to prices, taxes, royalties, land tenure, allowable production and environmental protection. The extent of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Future Price of Oil and Natural Gas

Our revenues, profitability and liquidity are substantially dependent upon prevailing prices for oil and natural gas, which can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. In addition, sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on our financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond our control.

Changes in the Oil and Gas Market

The marketability of any future oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.

New Government Regulation and Environmental Risks

The production and sale of oil and gas are subject to a variety of federal, state and local government regulations. These include:

•	The prevention of waste
•	the discharge of materials into the environment
•	the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations
•	the spacing of wells, and
•	the unitization and pooling of properties

Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Because current regulations covering our operations are subject to change at any time, and despite our belief that we are in substantial compliance with applicable environmental and other government laws and regulations, we may incur significant costs for compliance in the future.

Prices may be impacted Adversely by New Taxes.

The federal, state and local governments in which we operate impose taxes on the oil and gas products we sell. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals. In addition, many states have raised state taxes on energy sources and additional increases may occur. We cannot predict whether any of these measures would have an adverse impact on oil and natural gas prices.

Exploration and Production Risks

The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

A productive well may become uneconomic in the event water or other deleterious substances are encountered, which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances.

Financing Risks

The Company has limited financial resources, and there can be no assurance that additional funding will be available for exploration and development of its projects or to fulfill its obligations under any agreements, as and when required. Although the Company has been successful in the past in obtaining financing through the sale of equity securities and borrowing, there can be no assurance the Company will be able to obtain adequate financing in the future, as and when needed, or that the terms of such financing, if any, will be favorable. Failure to obtain such additional financing could result in delay or indefinite postponement of the exploration and development of prospective properties, resulting in a possible loss of such properties. Such failure to obtain financing could also materially affect the Company's ability to continue as a going concern.

Risks Associated with Management of Growth

Because of its small size, Friendly Energy’s growth in accordance with its business plans, if achieved, will place a significant strain on its financial, technical, operation and management resources. As Friendly Energy expands its activities and increases the number of projects it is evaluating or in which it participates, there will be additional demands on its financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on its business, financial condition and results of operations and its ability to timely execute its business plan.

Conflicts of Interest

Certain of the officers and directors of Friendly Energy will also serve as directors of other companies or have significant shareholdings in other companies. To the extent that such other companies participate in ventures in which Friendly Energy may participate, or compete for prospects or financial resources with Friendly Energy, these officers and directors of Friendly Energy will have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict must disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such participation or such terms.

In accordance with the laws of the State of Nevada, the directors of Friendly Energy are required to act honestly and in good faith with a view to the best interests of Friendly Energy. In determining whether or not Friendly will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which Friendly may be exposed and its financial position at that time.

ITEM 2. FINANCIAL INFORMATION

This following information specifies certain forward-looking statements of management of the company as described above just before ITEM 1. BUSINESS. The financial information below was provided in the Form 10-K for the fiscal year ending December 31, 2007 and the Form 10-Q for the quarter ending March 31, 2008 which have been filed with the S.E.C.

Liquidity and Capital Resources.

For period ended March 31, 2008, we had total assets of $482,739, compared to $483,184 total assets for the period ending December 31, 2007. The decrease in assets was mainly due to deferred salaries. At March 31, 2008, we had current liabilities of $1,071,083 which was represented by accounts payable, payroll liabilities, judgment payable, deferred salaries, interest payable and loan payable to related parties. At December 31, 2007 we had current liabilities of $987,943. The increase in liabilities was due primarily to deferred salaries. At March 31, 2008, we had a working capital deficiency of $588,345 compared to $504,759 at December 31, 2007.

For the year ended December 31, 2007, we had total assets of $483,184, compared to total assets in 2006 of $145,708. The increase in assets was mainly due to the sale of common shares for notes. At December 31, 2007, we had current liabilities of $987,943 which was represented by accounts payable, payroll liabilities, judgment payable, deferred salaries, interest payable and loans payable. At December 31, 2006 we had current liabilities of $1,457,662. The decrease in liabilities was due primarily to converting some deferred salaries to shares. At December 31, 2007, we had a working capital deficiency of $504,759 compared to $1,311,954 at December 31, 2006.

We do not believe that our current cash resources will be able to maintain our current operations for an extended period of time. We will be required to raise additional funds or arrange for additional financing over the next 12 months to adhere to our development schedule. No assurance can be given, however, that we will have access to additional cash in the future, or that funds will be available on acceptable terms to satisfy our working capital requirements. If we are not able to arrange for additional funding or if our officers, directors and shareholders stop advancing funds to us, we may be forced to make other arrangements for financing such as loans or entering into strategic alliances. We have not identified any alternative sources of financing.

Results of Operations

We realized revenue from the Asher #1 oil well of $5,035 during the three month period ended March 31, 2008. During this same period, the loss from operations was $71,086 as compared to the same three month period in 2007 the loss was $145,786. This decrease in loss was due primarily to there being no stock based compensation in the three month period ending March 31, 2008. From inception to March 31, 2008, Friendly Energy Exploration has incurred cumulative net losses of $4,285,274.

We realized revenue from operations for the first time in 2007; $11,018 was received from the Asher #1 oil well. During the year ended December 31, 2007 the loss from operations is $484,269 (2006 - $824,586). This decrease in loss was due primarily to the fact that there were no intangible drilling costs in 2007. From inception to December 31, 2007 Friendly Energy Corporation has incurred cumulative net losses of $4,201,688.

The cash and equivalents constitute our present internal sources of liquidity.

Because we are not generating any significant revenues, our only external source of liquidity is the sale of our capital stock and any advances from officers, directors or shareholders.

Plan of Operation for the Next Twelve Months

We anticipate that we will need to raise additional capital within the next 12 months in order to continue as a going concern.  The Company is in the process of raising capital to fund the development of future wells. To the extent that additional capital is raised through the sale of equity or equity- related securities, the issuance of such securities could result in dilution of stockholders. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate funds are not available within the next 12 months, we may be required to curtail our operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our assets that we would not otherwise relinquish.

ITEM 3. PROPERTIES

The Company’s principal office is located at 502 North Division Street, Carson City, NV 32817.

As of March 31, Friendly Energy Exploration held the following property in the following amounts:

Furniture and fixtures	$20,102
Computers and equipment	$25,726
$45,828
Less: accumulated depreciation	$(43,567)
Net Furniture, fixtures, computers & equipment	$2,261
LLC Investment	$1,000
West Peach Exploration Costs	$52,005
Asher #1 Oil Well	$103,077
Asher #2 Exploration Costs	$5,008
Total Fixed Assets	$163,351

The company will use percentage depletion as amortization for the Asher #1 Oil Well. While there was a small amount of revenue from the well in the period ending March 31, 2008, no depletion is taken because depletion is limited to 65% of taxable income from all sources and our taxable income for the three months ending March 31, 2008 is zero.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information as of April 30, 2008, with respect to the ownership of the Friendly Energy Corporation's common stock by each person known by Friendly Energy Corporation to be the beneficial owner of more than five percent (5%) of Friendly Energy Corporation's common stock, by each director and officer and by all officers and directors as a group.

Name of Beneficial Holder	Address	Shares Beneficially Owned	% of Outstanding Common Stock
Douglas Tallant, President/Director	(1)	1,620,673	17.3%
Donald Trapp, Secretary/Director	(1)	1,182,502	12.6%
All directors and Officers as a group		2,803,175	30.0%

(1) 204 West Spear St., Carson City, NV 89703

Beneficial ownership is determined in accordance with the rules of the S.E.C. and generally includes voting or investment power with respect to securities. In accordance with S.E.C. rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them. Currently there are only the stock options listed above issued or outstanding.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Officers and Directors of the Company

			Date of Appointment
Name	Age	Position	to Board of Directors
Douglas Tallant	63	President & Director	February 6, 2002
Donald Trapp	68	CFO, Secretary,	February 8, 2005
		Treasurer & Director

The chart above specifies Friendly Energy Exploration’s officers and directors as of March 31, 2008.

All directors of the Company hold office until the next annual meeting or until their successors have been elected and qualified. All officers serve at the discretion of the Board of Directors.

Douglas Tallant, President. Douglas Tallant was has owned several businesses including the largest automobile dealership in Denver and physical therapy clinics in Denver and Oklahoma City. He has formed and managed several public companies including Entec, the developer of the original breathalyzer. Mr. Tallant has a Bachelor of Science degree in Mechanical Engineering from the University of Oklahoma.

Donald Trapp, Chief Financial Officer. He also serves as the corporation’s Secretary and Treasurer. He has worked as an engineer and financial analyst. He was the CFO of Infohighway International, Inc., an Internet service provider. He has bought and sold oil and gas leases, been the operator of two oil wells, and the General Partner of four oil & gas partnerships in New Mexico. Mr. Trapp has a Master of Science degree in Nuclear Engineering from M.I.T.

There are no familial relationships between our officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance. We believe that our officers, directors, and principal shareholders have not filed all reports required to be filed on, respectively, a Form 3 (Initial Statement of Beneficial Ownership of Securities), a Form 4 (Statement of Changes of Beneficial Ownership of Securities), or a Form 5 (Annual Statement of Beneficial Ownership of Securities).

ITEM 6. EXECUTIVE COMPENSATION.

Executive Officers and Directors

The following tables set forth certain information about compensation paid, earned or accrued for services by our officers:

Name and Principal Position	Year	Salary (1)	Bonus	Option Awards (2)	All Other Compensation (3)	Total

Douglas Tallant	2007	$180,000	$0	$50,000	$0	$230,000
President, CEO & Director	2006	$144,000	$0	$62,500	$0	$206,500

Donald Trapp	2007	$60,000	$0	$25,000	$0	$85,000
Secretary, CFO & Director	2006	$60,000	$0	$31,250	$0	$91,250

Tim DeHerrera	2007	$1,000	$0	$0	$0	$1,000
Vice President (4)	2006	$60,000	$0	$0	$0	$60,000

(1)	Salaries have been deferred.
(2)	Estimate of the intrinsic value placed using the Black-Scholes option pricing model.
(3)	All Other Compensation includes stock awards, nonequity incentive plans and nonqualified deferred compensation.
(4)	Mr. DeHerrera resigned Feb. 2, 2007.

Directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors.

Employment Contracts

Douglas Tallant. The Company entered into an employment agreement with Douglas Tallant effective January 1, 2007. Pursuant to the terms of the agreement, Mr. Tallant is to be paid an annual salary of $180,000 in consideration of which Mr. Tallant agreed to act as the Company’s President. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.

Donald Trapp. The Company entered into an employment agreement with Donald Trapp effective February 1, 2005. Pursuant to the terms of the agreement, Mr. Trapp is to be paid an annual salary of $60,000 in consideration of which Mr. Trapp agreed to act as the Company’s Corporate Secretary and Treasurer. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.

Tim DeHerrera. The Company entered into an employment agreement with Tim DeHerrera effective January 1, 2007. Pursuant to the terms of the agreement, Mr. Herrera is to be paid an annual salary of $12,000 in consideration of which Mr. Herrera agreed to act as the Company’s Vice President. Mr. DeHerrera resigned on Feburary 1, 2007.

Outstanding Equity Awards at Fiscal Year-End

The Company has established a stock incentive program for the directors, executive officers, employees and key consultants of the Company. The Company has set aside 10% of the issued and outstanding Common Stock of the Company for the stock incentive program.

The following table sets forth certain information concerning outstanding stock awards held by the Officers as of December 31, 2007:

	Option Awards		Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
Name	Exercisable	Unexercisable	Unearned Options	Price	Date
Douglas Tallant	20,000		-	$1.25	4/21/2015

Douglas Tallant	40,000		-	$1.5625	9/29/2016

Douglas Tallant		200,000	-	$0.25	12/28/2017

Donald Trapp	20,000		-	$1.25	4/21/2015

Donald Trapp	20,000		-	$1.5625	9/29/2016

Donald Trapp	-	100,000	-	$0.25	12/28/2017

The options have the following terms: 50% vest six months after the grant date and the remaining 50% vest one year after the grant date. All options expire after 10 years.

There have been no stock awards.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

All related party transactions are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. As of March 31, 2008, loans payable from related parties consists of the following:

March 31, 2008
Notes payable from officers of
the Company bearing interest at 8%
unsecured and due on demand	$8,830

Friendly Energy Exploration has not entered into or proposed any business transactions during the past two years with (1) any director or executive officer, (2) any nominee for election as a director, (3) any existing shareholder owning more than 5% of the outstanding Common Stock of the Company, or (4) any member of the immediate family of any officer or director of the Company.

ITEM 8. LEGAL PROCEEDINGS.

The Company is not currently a party to or the subject of any pending legal proceeding. None of the directors, officers, affiliates or any owner of more than 5% of any class of voting securities of the Company is a party adverse to the Company or has a material interest adverse to the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

As of December 31, 2007 there were 2,782,271 of common stock outstanding (restated for 25-for-1 reverse split in March 2008). The only Company’s stockholders’ activity during the three months ended March 31, 2006 was a 25-for-1 reverse stock split on March 24, 2008 in which 979 additional shares were issued to share holders who held less than 25 shares before the reverse split. This increased the total outstanding and issued common shares to 2,783,250. There was no effect on stockholders’ equity.

As of April 30, 2008 there were a total of 9,348,790 common shares outstanding and issued (restated for 25-for-1 reverse split in March 2008) as the result of the conversion of preferred shares.

Friendly Energy Exploration is authorized to issue 100,000,000 shares of common stock, $.001 par value, each share of common stock having equal rights and preferences, including voting privileges. The shares of $.001 par value common stock of Friendly Energy Exploration constitute equity interests in Friendly Energy Exploration entitling each shareholder to a pro rata share of cash distributions made to shareholders, including dividend payments.

The holders of Friendly Energy Exploration's common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. The holders of Friendly Energy Exploration's common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to Friendly Energy Exploration's common stock. All of the outstanding shares of Friendly Energy Exploration's common stock are duly authorized, validly issued, fully paid and non-assessable.

Market Price

As at March 31, 2008 there were approximately 587 holders of the outstanding shares of the Friendly Energy Exploration’s $0.001 par value common stock. The Company participates in the PinkSheets Electronic Quotation System maintained by the National Association of Securities Dealers, Inc., under the trading symbol "FEGR". The Friendly Energy Exploration’s common stock has closed at:

Quarter	High	Low
2003 First Quarter	$0.050	$0.050
2003 Second Quarter	$0.050	$0.050
2003 Third Quarter	$0.050	$0.050
2003 Fourth Quarter	$0.050	$0.050
2004 First Quarter	$0.050	$0.050
2004 Second Quarter	$0.250	$0.250
2004 Third Quarter	$0.025	$0.025
2004 Fourth Quarter	$0.025	$0.025
2005 First Quarter	$1.500	$1.050
2005 Second Quarter	$1.625	$1.375
2005 Third Quarter	$1.950	$1.575
2005 Fourth Quarter	$1.275	$1.000
2006 First Quarter	$4.700	$1.250
2006 Second Quarter	$3.000	$1.375
2006 Third Quarter	$3.375	$1.500
2006 Fourth Quarter	$1.975	$1.000
2007 First Quarter	$1.725	$0.500
2007 Second Quarter	$2.625	$0.900
2007 Third Quarter	$1.625	$0.800
2007 Fourth Quarter	$0.800	$0.250
2008 First Quarter	$0.570	$0.200

Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. All quotations are restated for the 25-for-1 reverse split in March 2008.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The S.E.C. has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Dividends

The holders of the Friendly Energy Exploration's common stock are entitled to receive dividends when, as and if declared by Friendly Energy Exploration's Board of Directors from funds legally available therefore; provided, however, that cash dividends are at the sole discretion of Friendly Energy Exploration's Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the shareholders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities of the Company and after provision has been made for each class of stock, if any, having preference in relation to Friendly Energy Exploration's common stock.

Friendly Energy Exploration has never declared or paid any dividends on its common stock. The Company does not intend to declare or pay any dividends in the foreseeable future.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

2008 Stock Transactions

During the quarter ending March 31, 2008, the only stockholders’ activity was a 25-for-1 reverse stock split on March 24, 2008 in which 979 additional shares were issued to share holders who held less than 25 shares before the reverse split. There was no effect on stockholders’ equity. The total of outstanding and issued common shares at March 31, 2008 was 2,783,250 (restated for 25-for-1 reverse split in March 2008).

2005 to 2007 Stock Transactions

During the years 2005 to 2007, the Company issued (restated for 25-for-1 reverse split in March 2008):

a)	On July 1, 2005, the company issued 10,000 shares of common stock at $1.25 per share for services.
b)	On August 30, 2005, the company issued 20,000 shares of common stock as a sign-up bonus to an officer of the company valued at $1.00 per share.
c)	On October 31, 2005, the Company issued 16,000 shares of common stock for cash at $0.625 per share.
d)	On July 18, 2006, the Company issued 20,000 shares of common stock for cash at $1.25 per share.
e)	On February 22, 2007, the Company issued 20,000 shares of common stock for cash at $1.25 per share.
f)	On June 1, 2007, the Company issued 356,000 shares of common stock for notes at $0.50 per share.
g)	On August 16, 2007, the Company issued 188,000 shares of common stock for notes at $0.50 per share.
h)	On October 1, 2007, the Company issued 188,000 shares of common stock for notes at $0.50 per share.
i)	On October 4, 2007, the Company issued 16,000 shares of common stock for cash at $0.625 per share.

With respect to the issuance of the common shares listed at (f), (g) and (h), such issuance was made in reliance on the private placement exemptions provided by Section 4(2) of the Securities Act of 1933 as amended, (the “Act”), S.E.C. Regulation D, Rule 506 of the Act and Nevada Revised Statues 78.211, 78,215, 78.3784, 78.3785 and 78.3791 (collectively the “Nevada Statutes”).

Those shares not issued pursuant to Rule 506 were issued pursuant to Section 4(2) of the Act which exempts from registration transactions by an issuer not involving a public offering. This offering exemption is available to any issuer but prohibits general solicitation or advertising. Prospective purchasers must have access to information about the issuer. The Company utilized this Section 4(2) exemption by providing prospective purchasers with such sufficient information and required that all such purchasers by financially sophisticated; have a certain net worth and have the ability to bear the risk of loss of their respective investments.

In each instance, each of the share purchasers had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, each purchaser signed either a written Subscription Agreement or a Share Purchase Agreement, with respect to their financial status and investment sophistication wherein they warranted and represented, among other things, the following:

•	That they had the ability to bear the economic risks of investing in the shares of the Company.

•	That they had sufficient knowledge in financial, business, or investment matters to evaluate the merits and risks of the investment.

•	That they had a certain net worth sufficient to meet the suitability standards of the Company.

•
That the Company has made available to them, his counsel and his advisors, the opportunity to ask questions and that they have been given access to any information, documents, financial statements, books and records relative to the Company and an investment in the shares of the Company.

ITEM 11. DESCRIPTION OF COMPANY’S SECURITIES TO BE REGISTERED.

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share, of which 9,348,790 are issued and outstanding as of April 30, 2008, and 10,000,000 shares of Preferred Stock, par value $.001 per share, of which 8,889,302 are issued and outstanding as of April 30, 2008.

Common Stock

Holders of Common Shares of the Company are entitled to cast one vote for each share held at all shareholders meetings for all purposes, including the election of directors, and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefore. Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering. All outstanding Common Shares are, and the shares offered hereby will be when issued, fully paid and non-assessable. The Common Shares have no cumulative voting rights.

Preferred Stock

The Preferred Stock authorized may be issued with such rights, preferences and privileges, and issued in such series, as are determined by the Company's Board of Directors. Each outstanding share of Series A Convertible Preferred Stock had an original purchase price and has a liquidation preference of $100. Each outstanding share of Preferred Stock is convertible into ten shares of Common Stock at any time after December 31, 2000 and before December 31, 2010. Accordingly, if all 8,889,302 shares of Series A Convertible Preferred Stock were converted, a total of 88,893,020 shares of Common Stock would be issued. All shares of Common Stock, when issued and fully paid upon the conversion of the Preferred Stock, would be non-assessable and would not be subject to redemption or conversion, nor would they have conversion rights. The preferred shares have voting rights equal to ten shares of common stock.

Possible Classification of Company’s Securities as a “Penny Stock”

By virtue of Rule 3a51-1 of the Securities Act of 1934 (the “Act”), if the Company’s common stock has a price of less than $5.00 per share it will be considered a “penny stock”. The prerequisites required of broker-dealers engaging in transactions involving “penny stocks” have discouraged, or even barred, many brokerage firms from soliciting orders for certain low price stocks.

Still further, with respect to the trading of penny stocks, broker-dealers have an obligation to satisfy certain special sales practice requirements pursuant to Rule 15g-9 of the Act, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser’s written consent prior to the transaction.

Still even further, such broker-dealers have additional disclosure requirements as set forth in the Securities Enforcement Act Remedies and Penny Stock Reform Act of 1990. These disclosure requirements include the requirement for a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks of the penny stock market.

Still even further, a broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.

Accordingly, the above penny stock regulations and the associated broker-dealer requirements will have an adverse effect on the market liquidity of the Company’s common stock and the ability of any present and prospective shareholder investors to sell their securities in the secondary market.

However, regardless of the price of the Company’s stock, in the event the Company has net tangible assets in excess of $2,000,000 and if the Company has been in continuous operation for at least three (3) years, or $5,000,000 and if the Company has been in continuous operation for less than three (3) years, Rule 3a51-1(g) of the Act will preclude the Company’s common stock from being classified as a “penny stock”.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation and Bylaws limit the liability of its directors to the fullest extent permitted by Nevada corporate securities law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good fait or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements and supplementary data listed in Item 15, below, are included with this registration statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

The following information was disclosed in a Form 8-K Amended filed May 8, 2008.

A new independent accountant was engaged as the Company’s principal accountant on March 12, 2008. The decision to change accountants was approved by the Board of Directors on that date.

The new principal accountant audited the financial statements of the Company for the periods ending December 31, 2006 and December 31, 2007. These audited financial statements were filed on April 14, 2008.

The new principal accountant's report on the financial statements for the past two years did not contain any adverse opinion, disclaimer of opinion, modification, or qualification with the exception of the following qualification contained in the Report of Independent Registered Public Accounting Firm that accompanied the Financial Statements in the Form 10-Ks filed with the SEC: “The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and has not yet commenced operations. This raises substantive doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the registrant's two most recent fiscal years and any subsequent interim period prior to engaging the new principal accountant, we did not consult the new principal accountant regarding any of the matters in Item 304(a)(2) (i) and (ii).

The former accountant was in effect dismissed on March 12, 2008 when we engaged the new principal accountant. During the registrant's two most recent fiscal years and any subsequent interim period preceding such dismissal of the former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the registrant's two most recent fiscal years and any subsequent interim period preceding such dismissal of the former accountant, there were no reportable events of the kind listed in Item 304(a)(1)(v) (A through D). A letter from the former accountant appears as Exhibit E-3 to this Registration Statement.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

List of Financial Statements

The following financial statements are filed as part of this registration statement:

Index to Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit #	Description of Exhibit
2.1	Articles of Incorporation of Eco-Systems Marketing Corporation
2.2	Certificate of Amendment to Articles of Incorporation of Eco-Systems Marketing Corporation (4/21/1997)
2.3	Certificate of Amendment to Articles of Incorporation of Eco-Systems Marketing Corporation (4/28/1997)
2.4	Certificate of Amendment to Articles of Incorporation of Rama Financial Corporation (9/25/1997)
2.5	Certificate of Amendment to Articles of Incorporation of Rama Financial Corporation (4/2/1999)
2.6	By-Laws of Eco-Systems Marketing Corporation
E-1	Certificate of Amendment to Articles of Incorporation of Friendly Energy Corporation (3/4/2008)
E-2	Letter re Change in Certifying Accountant
E-3	Subsidiaries of the Registrant

Note: Exhibits 2.1 through 2.6 were filed as Exhibits 2.1 through 2.6 to the to the registrant’s Form 10-SB12G filed with the SEC on August 31, 2000 and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 6, 2008	Friendly Energy Exploration

/s/ Douglas B. Tallant
	By:	Douglas B. Tallant
	Its:	President

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: the Board of Directors and Shareholders
Friendly Energy Corporation
502 North Division Street
Carson City, Nevada 92684

I have audited the accompanying consolidated balance sheet of Friendly Energy Corporation as of December 31, 2007 and 2006 and the related consolidated statements of operations and of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, based on my audit, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Friendly Energy Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years ended December 31, 2007 and 2006, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and has not yet commenced operations. This raises substantive doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has determined that it is not required to have, nor was I engaged to perform, an audit of the effectiveness of its documented internal controls over financial reporting.

/s/ John Kinross-Kennedy

John Kinross-Kennedy
Certified Public Accountant
Irvine, California
April 13, 2008

FRIENDLY ENERGY CORP.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET

	December 31, 2007	December 31, 2006

ASSETS

Current assets
Cash and cash equivalents	$268	$748
Advances	360	443
Total current assets	628	1,191

Other Assets
Property and equipment, net	2,466	3,470
Investment	1,000	1,000
Notes	319,000
Asher #1 Oil Well	103,077	103,077
Asher #2 Project	5,008
West Peach Project	52,005	36,970
Total Other Assets	482,556	144,517

Total Assets	$483,184	$145,708

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Current liabilities
Accounts Payable	$158,419	$123,747
Payroll Tax Liabilities	83,085	70,285
Judgement payable	196,074	177,489
Deferred Salaries	348,000	506,000
Interest Payable	143,710	69,282
Loan Payable	51,569	482,981
Loans Payable-Related Parties	7,086	27,878
Total current liabilities	987,943	1,457,662

Total liabilities	987,943	1,457,662

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 100,000,000 shares authorized, 69,556,783 and 43,593,893 shares, respectively, issued and outstanding	69,557	43,594
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, 9,545,856 and 1,259,923 shares, respectively, issued and outstanding	9,546	1,260
Additional paid-in capital	3,617,826	2,360,611
Accumulated deficit in the develoment stage	(4,201,688)	(3,717,419)
Total stockholders' deficit	(504,759)	(1,311,954)

Total liabilities and stockholders' deficit	$483,184	$145,708

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY CORP.
(A Development Stage Company)
CONSOLIDATED
STATEMENTS OF OPERATIONS

			From Inception
			(January 7, 1993)
	For the year ended	For the year ended	through
	December 31, 2007	December 31, 2006	December 31, 2007

Revenue	$11,018	$-	$11,018

Operating expenses
Amortization Expense	-	-	30,000
Depreciation	1,004	1,821	43,362
Dry Hole Cost	1,348	86,809	88,157
Intangible Drilling Costs	17,953	315,253	333,206
Legal Fees	5,907	4,625	75,735
Officer Wages	241,000	264,000	747,000
Oil Well Operations Cost	6,111	472	6,583
Payroll Expenses	12,800	18,348	259,045
Professional Fees	5,962	19,884	569,801
Rent	-	-	237,406
Stock Based Compensation	93,484	24,929	553,167
Telephone	5,451	10,179	46,005
Travel & Entertainment	5,951	8,279	140,837
General and administrative	5,303	13,389	177,205

Total operating expenses	402,274	767,988	3,307,509

Loss from operations	(391,256)	(767,988)	(3,296,491)

Other income (expenses):
Other income	-	-	452
Forgiveness of Debt	-	-	(122,765)
Impairment Loss on Asset	-	-	(442,800)
Interest Expense	(93,013)	(56,598)	(230,084)
Lawsuit Judgement	-	-	(110,000)
Total other income (expenses)	(93,013)	(56,598)	(905,197)

Loss before provision for income taxes	(484,269)	(824,586)	(4,201,688)
Provision for income taxes	-	-	-

Net loss	$(484,269)	$(824,586)	$(4,201,688)

Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.26)

Basic and diluted weighted average common shares outstanding	56,575,338	38,585,433	15,990,429

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY CORPORATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT

					Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 7, 1993 (Date of inception)	0	$0	0	$0	$0	$0	$0

Common shares issued to officers & directors for cash, $0.016 per share	63,750	64	0	0	936	0	1,000

Net loss	0	0	0	0	0	(1,000)	(1,000)

Balance at December 31, 1993, 1994, and 1995	63,750	64	0	0	936	(1,000)	0

Common shares cancelled	(63,750)	(64)	0	0	64	0	0

Common shares issued for cash, $0.00 per share	2,500,000	2,500	0	0	(2,490)	0	10

Conversion to preferred stock	(500,000)	(500)	50,000	50	450	0	0

Net loss	0	0	0	0	0	(10)	(10)

Balance at December 31, 1996	2,000,000	2,000	50,000	50	(1,040)	(1,010)	0

Common shares issued relating to spin-out	15,223	15	0	0	(15)	0	0

Common shares issued for cash, $0.80 per share	37,500	37	0	0	29,963	0	30,000

Common shares issued to officers and directors for cash, $0.685 per share	43,750	44	0	0	29,956	0	30,000

Preferred shares issued to officers and directors for services, $0.04 per share	0	0	750,000	750	29,250	0	30,000

Net loss	0	0	0	0	0	(63,266)	(63,266)

Balance at December 31, 1997	2,096,473	2,096	800,000	800	88,114	(64,276)	26,734

Common shares issued for cash, $1.74 per share	9,750	10	0	0	16,990	0	17,000

Common shares issued to officers and directors for services, $0.004	2,625,000	2,625	0	0	7,875		10,500

Conversion of preferred stock	8,000,000	8,000	(800,000)	(800)	(7,200)	0	0

Net loss	0	0	0	0	0	(33,234)	(33,234)

Balance at December 31, 1998	12,731,223	12,731	0	0	105,779	(97,510)	21,000

Cancellation of common stock	(46,250)	(46)	0	0	46	0	0

Preferred shares issued for debt settlement, $3.69 per share	0	0	146,883	147	541,853	0	542,000

Preferred shares issued for services, $3.69 per share	0	0	5,000	5	18,445	0	18,450

Net loss	0	0	0	0	0	(556,309)	(556,309)

Balance at December 31, 1999	12,684,973	12,685	151,883	152	666,123	(653,819)	25,141

Preferred shares issued for debt settlement, $3.69 per share	0	0	174,798	175	644,825	0	645,000

Issuance of stock related to merger with Friendly Energy Services, Inc., $3.69 per share	0	0	120,000	120	442,680	0	442,800

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY CORPORATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT

					Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Preferred shares issued for services, $3.69 per share	0	0	37,500	37	138,338	0	138,375

Net loss	0	0	0	0	0	(914,511)	(914,511)

Balance at December 31, 2000	12,684,973	12,685	484,181	484	1,891,966	(1,568,330)	336,805

Net loss	0	0	0	0	0	(584,851)	(584,851)

Balance at December 31, 2001	12,684,973	12,685	484,181	484	1,891,966	(2,153,181)	(248,046)

Preferred shares issued for debt settlement, $3.69 per share	0	0	2,973,080	2,973	145,681	0	148,654

Net loss	0	0	0	0	0	(12,371)	(12,371)

Balance at December 31, 2002	12,684,973	12,685	3,457,261	3,457	2,037,647	(2,165,552)	(111,763)

Net loss	0	0	-	0	0	(24,215)	(24,215)

Balance, December 31, 2003	12,684,973	12,685	3,457,261	3,457	2,037,647	(2,189,767)	(135,978)

Net loss	0	0	0	0	0	(11,795)	(11,795)

Balance, December 31, 2004	12,684,973	12,685	3,457,261	3,457	2,037,647	(2,201,562)	(147,773)

Common shares issued for cash, $0.025	400,000	400	0	0	9,600	0	10,000

Common shares issued for servicees, $0.05 per share	250,000	250	0	0	12,250	0	12,500

Common shares issued to officers and directors for services, $0.04 per share	500,000	500	0	0	19,500	0	20,000

Preferred shares issued to officers and directors for services, $0.40 per share	0	0	450,000	450	179,550	0	180,000

Conversion of preferred stock	19,742,000	19,742	(1,974,200)	(1,974)	(17,768)	0	0

Issuance of stock options to two officers	0	0	0	0	24,929	0	24,929

Net loss	0	0	-	0	0	(691,271)	(691,271)

Balance, December 31, 2005	33,576,973	$33,577	1,933,061	$1,933	$2,265,708	($2,892,833)	($591,615)

Common shares issued for cash, $0.05	500,000	500	-	-	24,500		25,000

Conversion of preferred stock	9,516,920	9,517	(951,692)	(952)	(8,565)	-	-

Issuance of stock options to 2 officers (2nd half vested)	-	-	-	-	24,929	-	24,929

Preferred shares issued for debt settlement, $0.195 per share	-	-	278,554	279	54,039	-	54,318

Net Loss	-	-	-	-	-	(824,586)	(824,586)

Balance, December 31, 2006	43,593,893	43,594	1,259,923	1,260	2,360,611	(3,717,419)	(1,311,954)

Preferred shares issued for debt settlement, $0.090 per share	-	-	5,222,222	5,222	464,778	-	470,000

Common shares issued for notes $0.020	18,300,000	18,300	-	-	300,700		319,000

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY CORPORATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT

					Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Issuance of stock options to 2 officers (vested)	-	-	-	-	93,484	-	93,484

Common shares issued for cash, $0.05	500,000	500	-	-	24,500		25,000

Common shares issued for cash, $0.025	400,000	400	-	-	9,580		9,980

Preferred shares issued to officers and directors for services, $0.10 per share	-	-	3,740,000	3,740	370,260	-	374,000

Conversion of preferred stock	6,762,890	6,763	(676,289)	(676)	(6,087)	-	-

Net Loss	-	-	-	-	-	(484,269)	(484,269)

Balance, December 31, 2007	69,556,783	69,557	9,545,856	9,546	3,617,826	(4,201,688)	(504,759)

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			From Inception
			(January 7, 1993)
	For the year ended	For the year ended	through
	December 31, 2007	December 31, 2006	December 31, 2007
Cash flows from operating activities:
Net loss	$(484,269)	(824,586)	(5,029,953)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	1,004	1,821	43,362
Stock Based Compensation	93,484	24,929	553,167
Impairment Loss	-	-	442,800
Changes in operating assets and liabilities:
Accounts Payable	34,672	49,444	158,467
Advances	83	(443)	(360)
Judgement payable	18,585	16,823	145,408
Interest Payable	74,428	39,775	194,376
Notes	(319,000)		(319,000)
Payroll Liabilities	12,800	18,348	86,764
Deferred Salaries	241,000	264,000	747,000
Loans Payable	18,588	482,981	501,569
Loans Payable-Related Parties	(791)	47,861	81,405
Net cash used by operating activities	(309,416)	120,953	(2,394,995)

Cash flows from investing activities:
Purchase of property and equipment	-	(4,110)	(45,828)
Investment	-	(1,000)	(1,000)
Asher #1 Oil Well	-	(103,077)	(103,077)
Asher #2 Project	(5,008)	-	(5,008)
West Peach Project	(15,035)	(36,970)	(52,005)
Net cash used by investing activities	(20,043)	(145,157)	(206,918)

Cash flows from financing activities:
Proceeds from issuance of common stock	328,980	25,000	441,990
Proceeds on borrowings from related parties		-	1,335,654
Net cash provided by financing activities	328,980	25,000	1,777,644

Net increase in cash	(479)	796	(824,269)

Cash, beginning of period	748	(48)	700

Cash, end of period	$269	$748	$(823,569)

See Accompanying Notes to Consolidated Financial Statements

NOTES TO FINANCIAL STATEMENTS – DECEMBER 31, 2007

1. DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business and history – Friendly Energy Corp., Nevada corporation, (hereinafter referred to as the “Company” or “Friendly Energy”) was incorporated in the State of Nevada on January 7, 1993. The company was originally in the business of selling electric power and related services to small and medium sized businesses in a newly deregulated California market. The Company is now in the business of oil and gas exploration. The Company operations have been limited to general administrative operations and participation in the drilling of two oil wells. It is considered a development stage company in accordance with Statement of Financial Accounting Standards No. 7.

Management of Company– The company filed its articles of incorporation with the California Secretary of State on January 7, 1993, indicating G. Alfred Roensch as the incorporator.

The company filed its annual list of officers and directors with the California Secretary of State on January 7, 1993, indicating its President is G. Alfred Roensch and its Secretary and Treasurer is Owen Stephenson and were both listed as directors on this filing. The current President is Douglas Tallant and the current Secretary and Treasurer is Donald Trapp.

Going concern– The Company incurred net losses of approximately $4,201,688 from the period of January 7, 1993 (Date of Inception) through December 31, 2007 and has commenced its operations on a very limited basis. However, it is still in the development stages, raising substantial doubt about the Company’s ability to continue as a going concern. The Company may seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company’s plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Year end– The Company’s year end is December 31.

Principles of consolidation– The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of estimates– The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and equipment – Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 27 years. The amounts of depreciation provided are sufficient to charge the cost of the related assets to operations over their estimated useful lives.

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Income taxes– The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Management feels the Company will have a net operating loss carryover to be used for future years. Such losses may not be fully deductible due to the significant amounts of non-cash service costs. The Company has not established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Net loss per common share– The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive. For the period from January 7, 1993 (Date of Inception) through December 31, 2007, no options and warrants were excluded from the computation of diluted earnings per share because their effect would be antidilutive.

Stock-Based Compensation — The Company follows SFAS No. 123(R), Accounting for Stock-Based Compensation, and accordingly has expensed the fair value of the stock options which vested during the period and is reflected in the net loss for the period.

The following table represents the effect on net loss and loss per share for the Company.

	2007	2006

Net loss as reported	$(484,269.00)	$(824,586.00)
Add: Stock-based employee compensation
expense included in reported loss,
net of related tax effects	$62,322.00	$24,929.00
Deduct: Total stock-based employee
compensation expense determined under
fair value based methods of all awards,
net of related tax effects.	$(62,322.00)	$(24,929.00)

Proforma net loss	$(484,269.00)	$(824,586.00)

Net loss per common share	$(0.01)	$(0.02)

Basic and diluted loss, pro forma	$(0.01)	$(0.02)

Concentration of risk– A significant amount of the Company’s assets and resources are currently dependent on the financial support of Douglas Tallant and Donald Trapp. Should they determine to no longer finance the operations of the company before new capital is raised, it may be unlikely for the company to continue.

Revenue recognition – The Company has had revenues of $11,019 to date from its operations. Revenue is recognized as it is received.

Inventory valuation– At this time the Company is not expected to hold inventory.

Legal Procedures – The Company is not aware of, nor is it involved in any pending legal proceedings.

New accounting pronouncements –

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handing costs, and spoilage. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" which was the criterion specified in ARB No. 43. In addition, this Statement requires that allocation of fixed production overheads to the cost of production be based on normal capacity of the production facilities. This pronouncement is effective for the Company beginning October 1, 2005. The Company expects no impact on adopting this new standard.

In December 2004, the FASB issued SFAS No. 123 (revised 2004). Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company expects the adoption of this standard will not have a material impact on its financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29 "effective for non-monetary asset exchanges occurring in the fiscal year beginning January 1, 2006. SFAS No. 153 requires that exchanges of productive assets be accounted for at fair value unless fair value cannot be reasonably determined or the transaction lacks commercial substance. SFAS No. 153 is not expected to have a material effect on the company's Consolidated Financial Statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS 154 requires “retrospective application” of the direct effect of a voluntary change in accounting principle to prior periods’ financial statements where it is practicable to do so. SFAS 154 also redefines the term “restatement” to mean the correction of an error by revising previously issued financial statements. SFAS 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005 unless adopted early. We do not expect the adoption of SFAS 154 to have a material impact on its consolidated financial position, results of operations or cash flows, except to the extent that the statement subsequently requires retrospective application of a future item.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”), which amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments containing embedded derivatives.   We expect the adoption of SFAS 155 to have a material impact on its consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”), which amends FASB Statement No. 140 (“SFAS No. 140”). SFAS 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006 (e.g., January 1, 2007, for calendar year-end entities).  The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting.  Specifically, the FASB said FAS No. 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value.  We do not expect the adoption of SFAS 155 to have a material impact on its consolidated financial position, results of operations or cash flows.

2.    FIXED ASSETS

Fixed assets consist of the following as of December 31, 2007 and 2006:

	2007	2006
Furniture and fixtures	$20,102	$20,102
Computers and equipment	25,726	25,726
	45,828	45,828
Less: accumulated depreciation	(43,362)	(42,358)
Net Furniture, fixtures, computers & equipment	2,466	3,470
LLC Investment	1,000	1,000
West Peach Exploration Costs	52,005	36,970
Asher #1 Oil Well	103,077	103,077
Asher #2 Exploration Costs	5,008	0
Total Fixed Assets	163,556	144,517

The company will use percentage depletion as amortization for the Asher #1 Oil Well. While there was a small amount of revenue from the well in 2007, no depletion is taken in 2007 because depletion is limited to 65% of taxable income from all sources and our taxable income for 2007 is zero.

3.     RELATED PARTY TRANSACTIONS

In 2007, the officers agreed with the Company to defer their salaries totaling $241,000, see note 7.

As of December 31, 2005 and 2004, loans payable from related parties consists of the following:

	2007	2006
Notes payable from officers of the Company bearing interest at 8% unsecured and due on demand	$7,086	$7,877

Note payable from an officer of the Company bearing interest at 8%, unsecured and due on demand	0	20,000
	$7,086	$27,877

4.     OTHER CURRENT LIABILITIES

The company has accrued for unpaid federal payroll taxes in the amounts of $83,085 and $70,285 for the years ended December 31, 2007 and 2006, respectively. $37,268 is owed from 2000 and 2001 unpaid federal payroll taxes; the Company has filed the payroll taxes with the Internal Revenue Service. $45,817 is owed for accrued payroll taxes on deferred salaries; the Company has yet to file the payroll tax forms with the Internal Revenue Service or related state taxing authorities.

The company has accrued deferred salaries owed to three officers in the amount of $241,000 and 264,000 for the years ended December 31, 2007 and 2006, respectively.

The company has accrued interest in the amount of $143,710 and $69,282 for the years ended December 31, 2007 and 2006, respectively. The accrued interest includes interest on unpaid payroll taxes and related party loans.

The company borrowed $482,981 in 2006 from another company for the drilling and completion of wells and other operational expenses. An additional $18,588 was borrowed in 2007. The total loan amount was reduced by $450,000 in 2007 as payment for 5,000,000 preferred shares. A promissory note for the balance of $51,569 has been issued bearing interest at 10% unsecured and due December 2008.

5.    STOCKHOLDERS’ DEFICIT

Common Shares: As of December 31, 2007 and 2006 there were 69,556,783 and 43,593,893 shares of common stock outstanding.

a)	In 1993, the company issued 63,750 shares of common stock for cash at $0.016 per share to officers and directors.
b)
On June 2, 1996, in connection with the acquisition of the Company by Granite Development Corporation ("Granite"), the Company cancelled all outstanding shares of common stock and issued a total of 2,500,000 shares to Granite for consideration of $10.

c)	In 1996, 500,000 common shares were converted to 50,000 shares of preferred stock.
d)	In 1997, the Company issued 15,223 shares of common stock relating to the spin out from Granite Development Corporation.
e)	On April 21, 1997, the company issued 21,875 shares of common stock for cash at $0.685 per share to officers and directors.
f)	On July 31, 1997, the company issued 37,500 shares of common stock for cash at $0.80 per share.
g)	On August 14, 1997, the company issued 21,875 shares of common stock for cash at $0.685 per share to officers and directors.
h)	From February 18, 1998, through March 16, 1998, a total of 9,750 shares of common stock were sold for cash pursuant to Regulation D, Rule 504 offering at $1.74 per share.
i)	On October 29, 1998, 625,000 shares of common stock were issued for cash at $0.004.
j)	On October 30, 1998, 8,000,000 shares of common stock were issued as a result of the conversion of 800,000 preferred shares.
k)	On November 11, 1998, the company issued 2,000,000 shares of common stock for cash at $0.004 per share.
l)	During 1999, the company cancelled 46,250 shares of common stock.
m)	On March 29, 2005, 1,200,000 shares of the company’s preferred stock were converted to 1,200,000 shares of common stock.
n)	On May 28, 2005, 528,000 shares of the company’s preferred stock were converted to 5,280,000 shares of common stock.
o)	On June 22, 2005, 122,000 shares of the company’s preferred stock were converted to 1,220,000 shares of common stock.
p)	On July 1, 2005, the company issued 250,000 shares of common stock at $0.05 per share for services.
q)	On July 7, 2005, 5000 shares of the company’s preferred stock were converted to 50,000 shares of common stock.
r)	On August 8, 2005, 300,000 shares of the company’s preferred stock were converted to 3,000,000 shares of common stock.
s)	On August 23, 2005, 150,000 shares of the company’s preferred stock were converted to 1,500,000 shares of common stock.
t)	On August 30, 2005, the company issued 500,000 shares of common stock as a sign-up bonus to an officer of the company valued at $0.04 per share.
u)	On September 19, 2005, 146,200 shares of the company’s preferred stock were converted to 1,462,000 shares of common stock.
v)	On September 29, 2005, 150,000 shares of the company’s preferred stock were converted to 1,500,000 shares of common stock.
w)	On October 14, 2005, 3,000 shares of the company’s preferred stock were converted to 30,000 shares of common stock.
x)	On October 31, 2005, the Company issued 400,000 shares of common stock for cash at $0.025 per share.
y)	On November 3, 2005, 300,000 shares of the company’s preferred stock were converted to 3,000,000 shares of common stock.
z)	On December 5, 2005, 150,000 shares of the company’s preferred stock were converted to 1,500,000 shares of common stock.
aa)	On January 9, 2006, 150,000 shares of the company’s preferred stock were converted to 1,500,000 shares of common stock.
bb)	On February 10, 2006, 150,000 shares of the company’s preferred stock were converted to 1,500,000 shares of common stock.

cc)	On March 1, 2006, 150,000 shares of the company’s preferred stock were converted to 1,500,000 shares of common stock.
dd)	On March 6, 2006, 496,692 shares of the company’s preferred stock were converted to 4,966,920 shares of common stock.
ee)	On July 18, 2006, the Company issued 500,000 shares of common stock for cash at $0.050 per share.
ff)	On August 11, 2006, 5,000 shares of the company’s preferred stock were converted to 50,000 shares of common stock.
gg)	On February 22, 2007, the Company issued 500,000 shares of common stock for cash at $0.050 per share.
hh)	On May 8, 2007, 350,000 shares of the company’s preferred stock were converted to 3,500,000 shares of common stock.
ii)	On June 1, 2007, the Company issued 8,900,000 shares of common stock for notes at $0.02 per share.
jj)	On July 17, 2007, 100,000 shares of the company’s preferred stock were converted to 1,000,000 shares of common stock.
kk)	On August 16, 2007, the Company issued 4,700,000 shares of common stock for notes at $0.02 per share.
ll)	On August 30, 2007, 226,289 shares of the company’s preferred stock were converted to 2,262,890 shares of common stock.
mm)	On October 1, 2007, the Company issued 4,700,000 shares of common stock for notes at $0.02 per share.
nn)	On October 4, 2007, the Company issued 400,000 shares of common stock for cash at $0.025 per share.

Preferred Shares: Each share of preferred stock is convertible into ten shares of common stock and has voting rights equal to ten shares of common stock. The board of directors has not specified any other rights or privileges with respect to the preferred stock.

As of December 31, 2007 and 2006 there were 9,545,856 and 1,259,923 shares of preferred stock outstanding.

a)	During 1996, 500,000 common shares were converted to 50,000 shares of preferred stock.
b)	During 1997 the company issued 750,000 shares of preferred stock to officers and directors for services valued at $0.04 per share.
c)	On October 30, 1998, 800,000 shares of preferred stock were converted to 8,000,000 shares of common stock.
d)	On February 26, 1999, the company issued 24,390 shares of preferred stock in satisfaction of debt valued at $3.69 per share.
e)	On April 30, 1999, the company issued 16,290 shares of preferred stock in stock in satisfaction of debt valued at $3.69 per share.
f)	On April 30, 1999, the company issued 21,680 shares of preferred stock in stock in satisfaction of debt valued at $3.69 per share.
g)	On September 30, 1999, the company issued 33,062 shares of preferred stock in stock in satisfaction of debt valued at $3.69 per share.
h)	On December 30, 1999, the company issued 51,491 shares of preferred stock in stock in satisfaction of debt valued at $3.69 per share.
i)	On December 22, 1999, the company issued 5,000 shares of preferred stock for a year end bonus valued at $3.69 per share.
j)	On January 30, 2000, the company issued 2,500 shares of preferred stock for a sign up bonus valued at $3.69 per share.
k)	On March 31, 2000, the company issued 56,911 shares of preferred stock in stock in satisfaction of debt valued at $3.69 per share.
l)	On April 21, 2000, the company issued 10,000 shares of preferred stock for services of an officer valued at $3.69 per share.
m)	On May 1, 2000, the company issued 2,500 shares of preferred stock for a sign up bonus valued at $3.69 per share.
n)	On May 1, 2000, the company issued 10,000 shares of preferred stock for a sign up bonus valued at $3.69 per share.
o)	On June 30, 2000, the company issued 58,266 shares of preferred stock in stock in satisfaction of debt valued at $3.69 per share.
p)	On June 30, 2000, the company issued 2,500 shares of preferred stock for a sign up bonus valued at $3.69 per share.

q)	On September 19, 2000, the company issued 100,000 shares in exchange for 100,000 shares of Friendly Energy Services Inc valued at $3.69 per share.
r)
On September 19, 2000, the company issued 20,000 shares to employees of Friendly Energy Services Inc. relating to an assumed obligation from the merger with Friendly Energy Services Inc. valued at $3.69 per share.

s)	October 4, 2000, the company issued 59,621 shares of preferred stock in stock in satisfaction of debt valued at $3.69 per share.
t)	On October 16, 2000, the company issued 10,000 shares of preferred stock for a sign up bonus valued at $3.69 per share.
u)	On January 8, 2002, the company issued 120,000 shares of preferred stock in stock in satisfaction of debt valued at $0.05 per share.
v)	On March 5, 2002, the company issued 701,200 shares of preferred stock in stock in satisfaction of debt valued at $0.05 per share.
w)	On March 5, 2002, the company issued 551,880 shares of preferred stock in stock in satisfaction of debt owed to an officer of the company valued at $0.05 per share.
x)	On June 6, 2002, the company issued 1,600,000shares of preferred stock in stock in satisfaction of debt valued at $0.05 per share.
y)	On April 21, 2005, the company issued 450,000 shares of preferred stock to two officers of the company for services valued at $0.40.
z)	On September 29, 2006, the company issued 278,554 shares of preferred stock in stock in satisfaction of debt valued at $0.195 per share.
aa)	On March 10, 2007, the company issued 5,222,222 shares of preferred stock in stock in satisfaction of debt valued at $0.090 per share.
bb)	On December 28, 2007, the company issued 3,740,000 shares of preferred stock to two officers of the company for services valued at $0.10.

During 2007, as noted above in the common shares section, 676,289 shares of preferred stock were converted to 6,762,890 shares of common stock.

During 2000, 11,000 shares of preferred stock were cancelled. As of December 31, 2007 the issue was not completely resolved and the stock agent had not received the returned share certificates. Therefore the 11,000 shares are still reflected in the preferred stock balance.

6.    STOCK OPTIONS

In 2007, the Company granted stock options for 7,500,000 common shares to its officers on December 28, 2007. The option price is $0.010. 50% vest after six months from the date of the grant and the remaining 50% vest after one year. All options expire ten years from the date of grant. The Company may issue additional stock options in the future.

The following table summarizes the Company’s stock option activity.

	Number	Weighted
	of	Average
	Shares	Exercise Price
Balance, December 31, 2005	1,000,000	$.05
Options granted and assumed	1,500,000.0625
Options expired	—	—
Options canceled	—	—
Options exercised	—	—
Balance, December 31, 2006	—	$—
Options granted and assumed	7,500,000.010
Options expired	—	—
Options canceled	—	—
Options exercised	—	—

Balance, December 31, 2007	10,000,000	$.0219

The Company estimates the fair value of these options granted to the officers by using the Black-Scholes option pricing-model with the following assumptions used for grants in 2007 using specific grant dates; no dividend yield; expected volatility of 185%; risk free interest rates of 3.50%; and expected life of 10 years for all employee stock options. Accordingly, the Company valued the services under SFAS No. 123R relating to stock options for $74,787 as of December 31, 2007. All of the options granted in 2006 vested in 2007; $62,322 was taken as an expense in 2007.

The following table summarizes information about options granted during the year ended December 31, 2007:

Number of Options Granted During 2007	Exercise Price Equals, Exceeds or is Less Than Mkt. Price of Stock on Grant Date	Weighted Average Exercise Price	Range of Exercise Price		Weighted Average Fair Value
—	Equals	$—	$	— to $ —	$—
—	Exceeds	$—	$	— to $ —	$—
7,500,000	Less Than	$0.010		$0.010 to $0.010	$0.010

7,500,000		$0.010		$0.010 to $0.010	$0.010

7.     COMMITMENTS AND CONTINGENCIES

Employment contracts –

Douglas Tallant - The Company entered into an employment agreement with Douglas Tallant effective January 1, 2007. Pursuant to the terms of the agreement, Mr. Tallant is to be paid an annual salary of $180,000 in consideration of which Mr. Tallant agreed to act as the Company’s President. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.

Tim DeHerrera - The Company entered into an employment agreement with Tim DeHerrera effective January 1, 2007. Pursuant to the terms of the agreement, Mr. Herrera is to be paid an annual salary of $12,000 in consideration of which Mr. Herrera agreed to act as the Company’s Vice President. Mr. DeHerrera resigned on Feburary 1, 2007.

Donald Trapp - The Company entered into an employment agreement with Donald Trapp effective February 1, 2005. Pursuant to the terms of the agreement, Mr. Trapp is to be paid an annual salary of $60,000 in consideration of which Mr. Trapp agreed to act as the Company’s Corporate Secretary and Treasurer. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement.

8.    LITIGATION
In 2005, a vendor received a defaulted judgment against the Company concerning the case Bowers v. Friendly Energy Corporation, San Diego Superior Court Case No. 775084. The default judgment in the principle sum of $434,211.50 was reduced to a principal amount of $110,000, with interest from October 13, 2000. The transaction has been recorded on the financial statements along with accrued interest of $86,074. The total of $196,074 is reported in the liability section of the balance sheet.

9.    SUBSEQUENT EVENTS
Effective March 24, 2008, the company changed its name to Friendly Energy Exploration and consolidated its outstanding common share capital on a 1 share for 25 share basis.

FRIENDLY ENERGY EXPLORATION
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31, 2008	December 31, 2007 (Restated)

ASSETS

Current assets
Cash and cash equivalents	$124	$268
Advances	264	360
Total current assets	388	628

Other Assets
Property and equipment, net	2,261	2,466
Investment	1,000	1,000
Notes	319,000	319,000
Asher #1 Oil Well	103,077	103,077
Asher #2 Project	5,008	5,008
West Peach Project	52,005	52,005
Total Other Assets	482,351	482,556

Total Assets	$482,739	$483,184

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Current liabilities
Accounts Payable	$157,146	$158,419
Payroll Tax Liabilities	87,675	83,085
Judgement payable	201,017	196,074
Deferred Salaries	408,000	348,000
Interest Payable	156,302	143,710
Loan Payable	52,113	51,569
Loans Payable-Related Parties	8,830	7,086
Total current liabilities	1,071,083	987,943

Total liabilities	1,071,083	987,943

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 100,000,000 shares authorized, 2,783,250 and 2,782,271 shares, respectively, issued and outstanding	2,783	2,782
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, 9,545,856 and 9,545,856 shares, respectively, issued and outstanding	9,546	9,546
Additional paid-in capital	3,684,600	3,684,601
Accumulated deficit in the development stage	(4,285,274)	(4,201,688)
Total stockholders' deficit	(588,345)	(504,759)

Total liabilities and stockholders' deficit	$482,738	$483,184

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY EXPLORATION
(A Development Stage Company)
CONSOLIDATED
STATEMENTS OF OPERATIONS
Unaudited

	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2007 (Restated)	From Inception (January 7, 1993) through March 31, 2008 (Restated)

Revenue	$5,035	$-	$16,053

Operating expenses
Amortization Expense	-	-	30,000
Depreciation	206	300	43,568
Dry Hole Cost	-	702	88,157
Intangible Drilling Costs	-	17,953	333,206
Legal Fees	800	567	76,535
Officer Wages	60,000	61,000	807,000
Oil Well Operations Cost	3,157	1,321	9,740
Payroll Expenses	4,590	3,978	263,635
Professional Fees	1,310	336	571,111
Rent	-	-	237,406
Stock Based Compensation	-	46,742	553,167
Telephone	142	2,574	46,147
Travel & Entertainment	569	1,155	141,406
General and administrative	312	413	177,517

Total operating expenses	71,086	137,041	3,378,595

Loss from operations	(66,051)	(137,041)	(3,362,542)

Other income (expenses):
Other income	-	-	452
Forgiveness of Debt	-	-	(122,765)
Impairment Loss on Asset	-	-	(442,800)
Interest Expense	(17,535)	(28,721)	(247,619)
Lawsuit Judgement	-	-	(110,000)
Total other income (expenses)	(17,535)	(28,721)	(922,732)

Loss before provision for income taxes	(83,586)	(165,762)	(4,285,274)
Provision for income taxes	-	-	-

Net loss	$(83,586)	$(165,762)	$(4,285,274)

Basic and diluted loss per common share	$(0.03)	$(0.09)	$(6.35)

Basic and diluted weighted average common shares outstanding	2,782,347	1,751,978	674,759

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY EXPLORATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT
Restated for 25-for-1 Reverse Stock Split 3/24/2008
Unaudited

					Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholders'
	Shares (Restated)	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 7, 1993 (Date of inception)	0	$0	0	$0	$0	$0	$0

Common shares issued to officers & directors for cash, $0.016 per share	2,550	3	0	0	997	0	1,000

Net loss	0	0	0	0	0	(1,000)	(1,000)

Balance at December 31, 1993, 1994, and 1995	2,550	3	0	0	997	(1,000)	0

Common shares cancelled	(2,550)	(3)	0	0	3	0	0

Common shares issued for cash, $0.00 per share	100,000	100	0	0	(90)	0	10

Conversion to preferred stock	(20,000)	(20)	50,000	50	(30)	0	0

Net loss	0	0	0	0	0	(10)	(10)

Balance at December 31, 1996	80,000	80	50,000	50	880	(1,010)	0

Common shares issued relating to spin-out	609	1	0	0	(1)	0	0

Common shares issued for cash, $0.80 per share	1,500	1	0	0	29,999	0	30,000

Common shares issued to officers and directors for cash, $0.685 per share	1,750	2	0	0	29,998	0	30,000

Preferred shares issued to officers and directors for services, $0.04 per share	0	0	750,000	750	29,250	0	30,000

Net loss	0	0	0	0	0	(63,266)	(63,266)

Balance at December 31, 1997	83,859	84	800,000	800	90,126	(64,276)	26,734

Common shares issued for cash, $1.74 per share	390	0	0	0	17,000	0	17,000

Common shares issued to officers and directors for services, $0.004	105,000	105	0	0	10,395		10,500

Conversion of preferred stock	320,000	320	(800,000)	(800)	480	0	0

Net loss	0	0	0	0	0	(33,234)	(33,234)

Balance at December 31, 1998	509,249	509	0	0	118,001	(97,510)	21,000

Cancellation of common stock	(1,850)	(2)	0	0	2	0	0

Preferred shares issued for debt settlement, $3.69 per share	0	0	146,883	147	541,853	0	542,000

Preferred shares issued for services, $3.69 per share	0	0	5,000	5	18,445	0	18,450

Net loss	0	0	0	0	0	(556,309)	(556,309)

Balance at December 31, 1999	507,399	507	151,883	152	678,301	(653,819)	25,141

Preferred shares issued for debt settlement, $3.69 per share	0	0	174,798	175	644,825	0	645,000

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY EXPLORATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT
Restated for 25-for-1 Reverse Stock Split 3/24/2008
Unaudited

					Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholders'
	Shares (Restated)	Amount	Shares	Amount	Capital	Deficit	Deficit
Issuance of stock related to merger with Friendly Energy Services, Inc., $3.69 per share	0	0	120,000	120	442,680	0	442,800

Preferred shares issued for services, $3.69 per share	0	0	37,500	37	138,338	0	138,375

Net loss	0	0	0	0	0	(914,511)	(914,511)

Balance at December 31, 2000	507,399	507	484,181	484	1,904,144	(1,568,330)	336,805

Net loss	0	0	0	0	0	(584,851)	(584,851)

Balance at December 31, 2001	507,399	507	484,181	484	1,904,144	(2,153,181)	(248,046)

Preferred shares issued for debt settlement, $3.69 per share	0	0	2,973,080	2,973	145,681	0	148,654

Net loss	0	0	0	0	0	(12,371)	(12,371)

Balance at December 31, 2002	507,399	507	3,457,261	3,457	2,049,825	(2,165,552)	(111,763)

Net loss	0	0	-	0	0	(24,215)	(24,215)

Balance, December 31, 2003	507,399	507	3,457,261	3,457	2,049,825	(2,189,767)	(135,978)

Net loss	0	0	0	0	0	(11,795)	(11,795)

Balance, December 31, 2004	507,399	507	3,457,261	3,457	2,049,825	(2,201,562)	(147,773)

Common shares issued for cash, $0.025	16,000	16	0	0	9,984	0	10,000

Common shares issued for servicees, $0.05 per share	10,000	10	0	0	12,490	0	12,500

Common shares issued to officers and directors for services, $0.04 per share	20,000	20	0	0	19,980	0	20,000

Preferred shares issued to officers and directors for services, $0.40 per share	0	0	450,000	450	179,550	0	180,000

Conversion of preferred stock	789,680	790	(1,974,200)	(1,974)	1,185	0	0

Issuance of stock options to two officers	0	0	0	0	24,929	0	24,929

Net loss	0	0	-	0	0	(691,271)	(691,271)

Balance, December 31, 2005	1,343,079	$1,343	1,933,061	$1,933	$2,297,942	$(2,892,833)	$(591,615)

Common shares issued for cash, $0.05	20,000	20	-	-	24,980		25,000

Conversion of preferred stock	380,677	381	(951,692)	(952)	571	-	-

Issuance of stock options to 2 officers (2nd half vested)	-	-	-	-	24,929	-	24,929

Preferred shares issued for debt settlement, $0.195 per share	-	-	278,554	279	54,039	-	54,318

Net Loss	-	-	-	-	-	(824,586)	(824,586)

Balance, December 31, 2006	1,743,756	1,744	1,259,923	1,260	2,402,461	(3,717,419)	(1,311,954)

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY EXPLORATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT
Restated for 25-for-1 Reverse Stock Split 3/24/2008
Unaudited

					Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholders'
	Shares (Restated)	Amount	Shares	Amount	Capital	Deficit	Deficit
Preferred shares issued for debt settlement, $0.090 per share	-	-	5,222,222	5,222	464,778	-	470,000

Common shares issued for notes $0.020	732,000	732	-	-	318,268		319,000

Issuance of stock options to 2 officers (vested)	-	-	-	-	93,484	-	93,484

Common shares issued for cash, $0.05	20,000	20	-	-	24,980		25,000

Common shares issued for cash, $0.025	16,000	16	-	-	9,964		9,980

Preferred shares issued to officers and directors for services, $0.10 per share	-	-	3,740,000	3,740	370,260	-	374,000

Conversion of preferred stock	270,516	271	(676,289)	(676)	406	-	-

Net Loss	-	-	-	-	-	(484,269)	(484,269)

Balance, December 31, 2007	2,782,271	2,782	9,545,856	9,546	3,684,601	(4,201,688)	(504,759)

Common shares issued relating to reverse stock split (shareholders with less than 25 old shares)	979	1	-	-	(1)	-	-

Net Loss for the 3 mo. ended March 31, 2008	-	-	-	-	-	(83,586)	(83,586)

Balance, March 31, 2008	2,783,250	2,783	9,545,856	9,546	3,684,600	(4,285,274)	(588,345)

See Accompanying Notes to Consolidated Financial Statements

FRIENDLY ENERGY EXPLORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

			From Inception
	For the	For the	(January 7, 1993)
	Three Months Ended	Three Months Ended	through
	March 31, 2008	March 31, 2007	March 31, 2008
Cash flows from operating activities:
Net loss	$(83,586)	(165,762)	(4,285,274)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	206	300	43,568
Stock Based Compensation	-	-	553,167
Impairment Loss	-	-	442,800
Changes in operating assets and liabilities:			-
Accounts Payable	(1,273)	39,188	157,194
Advances	97	-	(264)
Judgement payable	4,943	4,474	201,017
Interest Payable	12,592	24,247	156,302
Notes	-	(198,000)	(319,000)
Payroll Liabilities	4,590	3,978	87,675
Deferred Salaries	60,000	36,000	408,000
Loans Payable	544	(446,302)	52,113
Net cash used by operating activities	(1,887)	(701,877)	(2,502,702)

Cash flows from investing activities:
Purchase of property and equipment	-	-	(45,828)
Investment	-	-	(1,000)
Asher #1 Oil Well	-	-	(103,077)
Asher #2 Project	-	(5,008)	(5,008)
West Peach Project	-	(15,035)	(52,005)
Net cash used by investing activities	-	(20,043)	(206,918)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	249,742	563,031
Proceeds from issuance of preferred stock	-	470,000	2,137,883
Proceeds on borrowings from related parties	1,744	1,492	8,830
Net cash provided by financing activities	1,744	721,234	2,709,744

Net increase in cash	(143)	(686)	124

Cash, beginning of period	267	747	-

Cash, end of period	$124	$61	$124

See Accompanying Notes to Consolidated Financial Statements

NOTES TO FINANCIAL STATEMENTS – MARCH 31, 2008

1.    DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Interim Financial Statements – The information furnished in the accompanying interim consolidated financial statements has not been audited by independent accountants. In the opinion of management, the interim consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods presented. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2008, or any other period. The interim consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Description of business and history  – Friendly Energy Exploration, Nevada corporation, (hereinafter referred to as the “Company” or “Friendly Energy”) was incorporated in the State of Nevada on January 7, 1993. The company was originally in the business of selling electric power and related services to small and medium sized businesses in a newly deregulated California market. The Company is now in the business of oil and gas exploration. The Company operations have been limited to general administrative operations and participation in the drilling of two oil wells. It is considered a development stage company in accordance with Statement of Financial Accounting Standards No. 7.

Management of Company – The company filed its articles of incorporation with the California Secretary of State on January 7, 1993, indicating G. Alfred Roensch as the incorporator.
The company filed its annual list of officers and directors with the California Secretary of State on January 7, 1993, indicating its President is G. Alfred Roensch and its Secretary and Treasurer is Owen Stephenson and were both listed as directors on this filing. The current President is Douglas Tallant and the current Secretary and Treasurer is Donald Trapp.
Going concern - The Company incurred net losses of approximately $4,285,274 from the period of January 7, 1993 (Date of Inception) through March 31, 2008 and has commenced its operations on a very limited basis. However, it is still in the development stages, raising substantial doubt about the Company’s ability to continue as a going concern. The Company may seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company’s plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Year end – The Company’s yearend is December 31.

Principles of consolidation – The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of estimates – The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and equipment – Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 27 years. The amounts of depreciation provided are sufficient to charge the cost of the related assets to operations over their estimated useful lives.

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Income taxes – The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Management feels the Company will have a net operating loss carryover to be used for future years. Such losses may not be fully deductible due to the significant amounts of non-cash service costs. The Company has not established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Net loss per common share – The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive. For the period from January 7, 1993 (Date of Inception) through March 31, 2008, no options and warrants were excluded from the computation of diluted earnings per share because their effect would be antidilutive.

Concentration of risk – A significant amount of the Company’s assets and resources are currently dependent on the financial support of Douglas Tallant and Donald Trapp. Should they determine to no longer finance the operations of the company before new capital is raised, it may be unlikely for the company to continue.

Revenue recognition – The Company has had revenues of $16,053 to date from its operations. Revenue is recognized as it is received.

Inventory valuation – At this time the Company is not expected to hold inventory.

Legal Procedures – The Company is not aware of, nor is it involved in any pending legal proceedings.

2.    FIXED ASSETS

Fixed assets consist of the following as of March 31, 2008 and 2007:

	Three months	Three Months
	Ended	Ended
	2008	2007
Furniture and fixtures	$20,102	$20,102
Computers and equipment	25,726	25,726
	45,828	45,828
Less: accumulated depreciation	(43,567)	(42,657)
Net Furniture, fixtures, computers & equipment	2,261	3,171
LLC Investment	1,000	1,000
West Peach Exploration Costs	52,005	52,005
Asher #1 Oil Well	103,077	103,077
Asher #2 Exploration Costs	5,008	5,008
Total Fixed Assets	163,351	164,261

The company will use percentage depletion as amortization for the Asher #1 Oil Well. While there was a small amount of revenue from the well in the period ending March 31, 2008, no depletion is taken because depletion is limited to 65% of taxable income from all sources and our taxable income for the three months ending March 31, 2008 is zero.

3.    RELATED PARTY TRANSACTIONS

For the three months ending March 31, 2008, the officers agreed with the Company to defer their salaries totaling $60,000, see note 7.

As of March 31, 2008 and 2007, loans payable from related parties consists of the following:

	March 31, 2008	March 31, 2007
Notes payable from officers of the Company bearing interest at 8% unsecured and due on demand	$8,830	$8,165

4.    OTHER CURRENT LIABILITIES

The company has accrued for unpaid federal payroll taxes in the amounts of $87,675 and $74,263 for the three months ended March 31, 2008 and 2007, respectively. $37,268 is owed from 2000 and 2001 unpaid federal payroll taxes; the Company has filed the payroll taxes with the Internal Revenue Service. $50,407 is owed for accrued payroll taxes on deferred salaries; the Company has yet to file the payroll tax forms with the Internal Revenue Service or related state taxing authorities.

The company has accrued deferred salaries owed to three officers in the amount of $348,000 and 506,000 through March 31, 2008 and 2007, respectively.

The company has accrued interest in the amount of $156,302 and $82,480 through March 31, 2008 and 2007, respectively. The accrued interest includes interest on unpaid payroll taxes and related party loans.

The company borrowed $51,569 in 2006 and 2007 from another company for the drilling and completion of wells and other operational expenses. A promissory note has been issued bearing interest at 10% unsecured and due December 2008. An additional $944 has been borrowed in the three months ending March 31, 2008.

5.     STOCKHOLDERS’ DEFICIT

 Common Shares: As of December 31, 2007 there were 2,782,271 of common stock outstanding (restated for 25-for-1 reverse split in March 2008). The only Company’s stockholders’ activity during the three months ended March 31, 2006 was a 25-for-1 reverse stock split on March 24, 2008 in which 979 additional shares were issued to share holders who held less than 25 shares before the reverse split. There was no effect on stockholders’ equity.

The total of outstanding and issued common shares at March 31, 2008 and 2007 was 2,783,250 and 1,763,756 (restated for 25-for-1 reverse split in March 2008).

Preferred Shares: Each share of preferred stock is convertible into ten shares of common stock, has voting rights equal to ten shares of common stock, and is not affected by any reverse split of the common stock. The board of directors has not specified any other rights or privileges with respect to the preferred stock.

There was no changes in preferred shares in the three months ending March 31, 2008. The total of outstanding and issued preferred shares at March 31, 2008 and 2007 was 9,545,856 and 1,259,923.

6.    STOCK OPTIONS

No stock options were granted or vested during the three months ending March 31, 2008.

7.    LITIGATION

In 2005, an employee received a defaulted judgment against the Company concerning the case Bowers v. Friendly Energy Corporation, San Diego Superior Court Case No. 775084. The default judgment in the principle sum of $434,211.50 was reduced to a principal amount of $110,000, with interest from October 13, 2000. The transaction has been recorded on the financial statements along with accrued interest of $91,017. The total of $201,017 is reported in the liability section of the balance sheet.

8.     SUBSEQUENT EVENTS

The Company entered into a drilling contract for a 42.5% working interest in an exploratory oil well in the Forest City Basin in Iowa. Drilling commenced in early May.

EXHIBIT E-1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
[signature]	20080149049-97
Ross Miller	Filing Date and Time
Secretary of State	03/04/2008 1:15 PM
State of Nevada	Entity Number
	C139-1993

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

FRIENDLY ENERGY CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

THE NAME OF THE CORPORATION SHALL BE CHANGED TO:

FRIENDLY ENERGY EXPLORATION

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 65%

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.385 Amend 2007
Revised on: 01/01/07

EXHIBIT E-2

De Joya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

May 7, 2008

U.S. Securities & Exchange Commission
Washington, D.C.
Attn: Blaise Rhodes, Mail Stop3561

Dear Sir:

De Joya Griffith & Company, LLC is the former principal accountant for Friendly Energy Exploration. We have reviewed and agree with the following disclosures required by Regulation S-K Item 304(a) which Friendly Energy Exploration will include in an amended Form 8K filing:

Item 304(a) Disclosures by Friendly Energy Exploration:

Respectfully submitted,
De Joya Griffith & Company, LLC

Jason F. Griffith, CPA

Jason F. Griffith, CPA
Partner

2580 Anthem Village Dr., Henderson, NV 89052
Telephone (702) 563-1600 • Facsimile (702) 920-8049

Member Firm with
Russell Bedford International

Russell Bedford

EXHIBIT E-3. SUBSIDIARIES OF THE REGISTRANT

Friendly Energy Exploration, the Registrant, has one subsidiary. This subsidiary is Friendly Energy Services, Inc. which was incorporated in Nevada on March 9, 2000. It does business under the name “Friendly Energy Services”.